Exhibit (d)(1)
Amended and Restated
Assignee’s Notice of A ssignment and Assumption, and
Indemnity Agreement – Tender Offer
This Amended and Restated Notice of Assignment and Assumption, and Indemnity Agreement (this “Restated Notice and Indemnity Agreement”) is entered into this 20th day of December, 2018 (the “Restatement Date”), by and among: (i) Life Settlement Liquidity Option, LLC, a Delaware limited liability company (“LSLO”), and CFunds Life Settlement, LLC, a Delaware limited liability company (“CFLS”), and, together with LSLO, “Assignees”); and (ii) the Life Partners Position Holder Trust (the “PHT”) and the Life Partners IRA Holder Partnership, LLC, a Texas limited liability company (the “Partnership” and together with the PHT, the “Successor Entities”).
Whereas, the Revised Third Amended Plan of Reorganization of Life Partners Holdings, Inc. et al. Case No 15-40289-rfn11 (the “Plan”), which was confirmed by the United States Bankruptcy Court for the Northern District of Texas on November 1, 2016, and became effective on December 9, 2016;
Whereas, as of the date hereof, Michael J. Quilling has been duly appointed, and is duly acting, as the trustee of the PHT (the “Trustee”) and the manager of the Partnership (the “Manager”);
Whereas, the PHT is governed by the Trust Agreement for the Life Partners Position Holders Trust (the “Trust Agreement”); and the Partnership is governed by Company Agreement of Life Partners IRA Holder Partnership, LLC, (the “Company Agreement,” and, together with the Trust Agreement, the “Successor Entity Agreements”) each effective as of December 9, 2016;
Whereas, LSLO commenced tender offers (the “Tender Offers”) for PHT Units and IRA Partnership Units, as further described in that certain Schedule TO (together with all exhibits thereto, the “Schedule TO”) filed by LSLO with the Securities and Exchange Commission on November 13, 2018;
Whereas, CFLS is now being joined to the Tender Offers as an offeror along with LSLO, as described in an amendment to the Initial Schedule TO (together with all exhibits thereto, the “Amended Schedule TO”; and together with the Initial Schedule TO, the “Initial Schedule TO”) filed by LSLO with the Securities and Exchange Commission on the Restatement Date;
Whereas, those security holders (each an “Assignor” and collectively the “Assignors”) desiring to tender their PHT Units and/or their IRA Partnership Units (the “Tendered Securities”) have been or will be identified, together with the Securities being tendered, in the forms of assignment, which may be in physical form or which may be in electronic form posted to an Internet website (the “Assignment Forms”), to be delivered to the appropriate Successor Entities, with the intent to assign, transfer and convey to the Assignees: (i) the Tendered Securities as of the Effective Date, as defined below, plus (ii) any right to receive dividends or any other distributions and remittances made or declared by the Successor Entities in respect of the Tendered Securities (collectively “Post-Closing Dividends”) with a record date on or after the date of consummation (the “Closing Date”) of the Tender Offers (the “Record Date”) (collectively, the “Assignment”);
Whereas, Assignees will accept for payment the Tendered Securities validly tendered and not withdrawn as of the date of the Tender Offers, subject to the terms and conditions of the offer to purchase and the other documents filed as exhibits to the Schedule TO;
Whereas, as disclosed in the Amended Schedule TO, Assignees intend to allocate the Tendered Securities between them in the manner set forth in the Amended Schedule TO (the “Allocation”), such that, while the obligation of Assignees to accept the Tendered Securities for payment on the Closing Date will be joint and several, Assignees intend that Tendered Securities will be assigned to each of them in accordance with the proportions of the Allocation; and
Whereas, to the extent that any premiums, fees, and catch-up payments are owed in respect of any of the Tendered Securities to the respective Successor Entities or their respective servicing agents (collectively, “Premiums”), Assignees will deduct such Premiums from the amount of the consideration paid to the holders of the Tendered Securities and pay over such amounts to the respective Successor Entities, thereby discharging the obligation to pay such Premiums on behalf of such holders.

Now, Therefore, in consideration of the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1.   Effective Date. This Restated Notice and Indemnity Agreement is delivered as of December 20, 2018; provided, however, that the Parties acknowledge that the Successor Entities shall recognize and record the assignment of Tendered Securities, if any, only effective as of the first June 30th or December 31st immediately following the Closing Date (the “Effective Date”); provided further that Successor Entities shall recognize the ancillary assignment of the right to receive Post-Closing Dividends.
2.   Notification of Assignment. Assignees hereby confirm that as of the Closing Date, each Assignor of Tendered Securities, pursuant to its respective Assignment Form, will assign, transfer and convey the corresponding Tendered Securities to Assignees, and Assignees agree, severally and not jointly, pursuant to this Restated Notice and Indemnity Agreement, to assume and to perform, pay or discharge, when due, all liabilities, obligations and commitments arising out of, resulting from, or relating to the Tendered Securities, to be performed on or after the Closing Date, allocated and assigned to each of them in accordance with the Allocation. For the avoidance of doubt, all such liabilities, obligations and commitments referenced in the immediately preceding sentence shall be limited to the liabilities, obligations and commitments with respect to the Tendered Securities and shall not include any liability, obligation or commitment that an Assignor may have in any other capacity with respect to the Trustee or Manager.
3.   Recordation of Transfer; Payment of Premiums.
(a)   On the Closing Date, Assignees will inform the Successor Entities of the number of Tendered Securities of the respective Successor Entities to be assigned to each of them in accordance with the Allocation.
(b)   Assignees request that, separately with respect to each Assignee in accordance with the Allocation, the appropriate Successor Entity record the Assignment on its books and records, show the respective Assignee as the Tendered Securities’ record owner and direct all future correspondence and remittances to such Assignee as set forth below:
(i) in the case of Tendered Securities assigned to LSLO:
Life Settlement Liquidity Option, LLC
c/o Anchorage Capital Group, L.L.C.
610 Broadway
New York, New York 10012
Telephone: (212) 432 4600
Fax: (212) 358-4249
Attn: Jason Cohen; and
(ii) in the case of Tendered Securities assigned to CFLS:
CFunds Life Settlement, LLC
c/o Contrarian Funds, L.L.C.
411 West Putnam Ave., Suite 425
Greenwich, Connecticut 06830
Telephone: (203) 862-8200
Fax: (203) 629-1977
Attn: Gina N. Scianni
(c)   Effective as of the Effective Date, the appropriate Successor Entity shall record the respective Assignee as the record owner of the Tendered Securities allocated to such Assignee in accordance with the Allocation, and shall recognize such Assignee as the record owner of such Tendered Securities for all purposes; provided that the appropriate Successor Entity shall recognize the ancillary assignment of the right to receive Post-Closing Dividends and shall remit to each Assignee, in accordance with the Tendered Securities allocated to such Assignee pursuant to the Allocation, all such Post-Closing Dividends.

(d)   On, or as promptly as practicable following the Closing Date, Assignees will cause to be paid over to the respective Successor Entities, or to any servicing agent as may be designated by the respective Successor Entities, the Premiums payable by holders of the Tendered Securities allocated to each of them in accordance with the Allocation, to the extent such Premiums are deducted from the offer consideration payable to such holders in accordance with the Amended Schedule TO, and to the extent of such payment the respective Successor Entities will promptly record on its books and records the discharge of the holder of such Tendered Securities of the obligation to pay such Premiums.
4.   Representations and Warranties.
(I)   Each Assignee, severally and not jointly, represents and warrants to the Successor Entities, as to itself only, that the following statements are true and accurate:
(a)
Protected Purchaser. Effective upon the recordation by the appropriate Successor Entity of the ownership of the respective Tendered Securities by such Assignee on the books and records of such Successor Entity, such Assignee shall become a protected purchaser of such Securities, free and clear of any adverse claim (as the terms “protected purchaser” and “adverse claim” are defined in the Uniform Commercial Code in effect on the Closing Date in the State of Texas).

(b)
Authority. Such Assignee has full power and authority to enter into this Restated Notice and Indemnity Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by Assignee. This Restated Notice and Indemnity Agreement and the other transaction documents which such Assignee has executed and delivered to the Successor Entities in connection with the Tender Offers have been duly executed and delivered by Assignee and, constitute such Assignee’s legal, valid and binding obligations, enforceable against it in accordance with their terms. The execution and delivery thereof by such Assignee have been duly authorized, and no other proceedings (corporate or otherwise) on the part of such Assignee are necessary with respect thereto.

(c)
Plan. Such Assignee acknowledges that the Successor Entity Agreements, together with the Plan and the Plan Documents, govern the Tendered Securities.

(d)
No Material Non-Public Information. To the knowledge of such Assignee, none of the information received by such Assignee from the Successor Entities, the Servicing Company, or any affiliate of any of them, and not disclosed in filings made by the Successor Entities with the Securities and Exchange Commission (the “Successor Entity SEC Filings”) or in the Schedule TO or the Successor Entity Tender Offer Disclosure (as hereafter defined), constitutes material non-public information, within the meaning of the federal securities laws. Such Assignee has relied solely upon information available in the Successor Entity SEC filings, the Successor Entity Tender Offer Disclosure, the Disclosure Statement, the Plan, the Plan Documents and any independent investigations made by the Assignee.

(e)
Investment Purpose. Such Assignee will be acquiring the Securities for such Assignee’s own account and not for the account of any other person, for investment purposes only and not with a view to distribute or resell the Securities in whole or in part.

(f)
W-9. Attached hereto is a true and correct copy of such Assignee’s W-9.

(g)
Legal Opinion. All representations of fact in respect of such Assignee contained in the opinion of counsel submitted to the Successor Entities, the form of which is attached to this Restated Notice and Indemnity Agreement, are true and correct.

(h)
Compliance. Such Assignee’s execution, delivery and performance of its obligations under this Restated Notice and Indemnity Agreement do not violate any applicable federal or, to its knowledge, state laws. The Tender Offers comply with all applicable federal laws and regulations, and, to such Assignee’s knowledge, applicable state laws.

(i)
No Advice. Neither the Successor Entities nor any SE Indemnitee (as hereafter defined) has given such Assignee any advice or counsel regarding the Assignment, including without limitation, advice or counsel regarding the tax consequences of the Assignment, the validity of the Assignment, the suitability of the Securities as investments and the Assignments’ compliance with any applicable law.
(j)
No Reliance. Other than as contained in the Successor Entity SEC filings and Successor Entity Tender Offer Disclosure, such Assignee has not relied upon any statements, representations, or other information, written or oral, from the Successor Entities or any SE Indemnitee in connection with the Assignment or this Restated Notice and Indemnity Agreement.

(k)
Consideration. The recognition and recordation by the appropriate Successor Entity of the Assignment, as provided in Section 3, is adequate and sufficient consideration for such Assignee’s obligations hereunder.

(II)   The Successor Entities represent and warrant to Assignees that the following statements are true and accurate:
(a)
Authority. The Successor Entities have full power and authority to enter into this Restated Notice and Indemnity Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by the Successor Entities. This Restated Notice and Indemnity Agreement has been duly executed and delivered by the Successor Entities and constitutes the Successor Entities’ legal, valid and binding obligations, enforceable against them in accordance with its terms. The execution and delivery of this Restated Notice and Indemnity Agreement have been duly authorized by the Successor Entities, and no other proceedings (corporate or otherwise) on the part of the Successor Entities are necessary with respect thereto

(b)
No Material Non-Public Information. To the knowledge of the Successor Entities, none of the information received by Assignees from the Successor Entities, the Servicing Company, or any affiliate of any of them, and not disclosed in filings made by the Successor Entities in the Successor Entity SEC Filings or in the Schedule TO or the Successor Entity Tender Offer Disclosure, constitutes material non-public information, within the meaning of the federal securities laws.

5.   Assignees’ Covenants.
Each Assignee, severally and not jointly, covenants, as to itself only, to the Successor Entities as follows:
(a)
Such Assignee hereby confirms that it: (i) has received a copy of the Plan and Plan Documents; (ii) has read and understood the Plan and Plan Documents; (iii) agrees to assume the Tendered Securities allocated to it pursuant to the Allocation subject to the Plan and Plan Documents and subject to any restrictions, covenants, or limitations imposed thereby, including without limitation any transfer restrictions the Plan and Plan Documents impose on said securities; and (iv) agrees to be bound by the Plan and Plan Documents and adhere to their terms and conditions, as such may apply to such Assignee or the Securities.

(b)
Such Assignee agrees that the Tendered Securities allocated to it pursuant to the Allocation may not be transferred, sold, assigned, pledged or otherwise disposed of except pursuant to the terms of the Plan and Plan Documents, and may not be transferred, sold, assigned, pledged or otherwise disposed of for a period of one year from the Effective Date, except to an Affiliate of Assignee.

(c)
Such Assignee and its owners covenant not to participate in a Change of Control Transaction for a period of one year from the Effective Date. For purposes of this subsection, a “Change of Control Transaction” means the sale of all or substantially all the assets of an entity; any merger, consolidation or acquisition of an entity with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting interests of an entity in one or more related transactions, except in each case to or with an Affiliate of such entity.

(d)
Such Assignee agrees that neither the Successor Entities nor the Servicing Company is obligated to file any registration statement relating to the Securities pursuant to the Securities Act of 1933 or any state securities law or facilitate any sale or other assignment of the Securities.

(e)
Such Assignee agrees that such Assignee may not (i) list the Tendered Securities on any securities market, exchange or interdealer quotation system (or substantial equivalent thereof), (ii) take any action, directly or indirectly, to develop a trading market for the Tendered Securities, (iii) act as a broker or dealer with respect to the Tendered Securities, (iv) accept any commission or other compensation in connection with any trading activities relating to the Tendered Securities, (v) collect and disseminate any information in connection with any trading activities relating to the Tendered Securities, or (vi) otherwise facilitate any trading activities relating to the Tendered Securities.

(f)
Such Assignee agrees that none of the Successor Entities, Servicing Company, their counsel or any affiliate of any of them (i) is not obligated to provide and has not provided legal, tax or investment advice to the Assignee; and (ii) is not obligated to warn and has not warned the Assignee of any legal, tax, financial or other risks of this Assignment.

(g)
Such Assignee agrees that the Successor Entities and the Servicing Company make no representation with respect to the Assignment, other than that the information heretofore furnished to Assignee concerning owners of record of the PHT Units and the IRA Partnership Units registered on the books and records of the appropriate Successor Entity is true and correct, and that (i) upon recordation of the Assignment as provided in Section 3, such Assignee will be the owner of record of the Tendered Securities allocated to it pursuant to the Allocation in accordance with the terms of the Successor Entity Agreements, and (ii) the Successor Entities will pay any Post-Closing Dividends as provided in Section 3. Neither the Successor Entities, the Servicing Company, their counsel nor any affiliate of any of them is making any representation or warranty as to the validity of the Assignment, its propriety under any law, the suitability of the security or any other matter; provided that nothing in this Section 5(g) shall relieve the Successor Entities of responsibility for the disclosures in the Successor Entity SEC Documents or the Successor Entities’ disclosures made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, including disclosures made on Schedule 14d-9, in respect of the Tender Offers (each a “Successor Entity Tender Offer Disclosure”).

6.   Indemnification. Assignees shall, jointly and severally, indemnify, defend and hold harmless the Successor Entities, the PHT Board members, the Trustee, the Manager, counsel to the Successor Entities, Vida Capital, Inc., Magna Servicing LLC, and their respective affiliates (each, a “Primary SE Indemnitee”), and the respective attorneys, agents, representatives, contractors and servicers of each of them (each such person, a “Secondary SE Indemnitee,” and, together with Primary SE Indemnitees, the “SE Indemnitees”) harmless from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages, including reasonable attorneys’ fees and disbursements, sustained, incurred or paid by a SE Indemnitee (collectively, the “Damages”) that: (i) would not have been sustained, incurred or paid if all the representations, warranties, agreements and covenants of Assignee in this Restated Notice and Indemnity Agreement had been true, correct or duly performed; or (ii) relate to the Assignment or the actions contemplated by this Restated Notice and Indemnity Agreement; provided that nothing in this subsection (ii) shall relieve any SE Indemnitee of liability for, and such SE Indemnitee shall not be entitled to indemnification with respect to, its own negligence, in the case of Secondary SE Indemnitees, or gross negligence, in the case of Primary SE Indemnitees, or willful misconduct, in the case of any SE Indemnity, or for any false or misleading statement in any Successor Entity SEC Document or for any false or misleading Successor Entity Tender Offer Disclosure.
(a)
If any claim is asserted or any action, suit or proceeding is commenced against an SE Indemnitee that may result in any liability or indemnity being imposed on Assignees, the Successor Entities shall exercise due diligence and reasonable business judgment in defending or settling the same and shall give notice thereof in writing to Assignees promptly following the assertion of the claim or commencement of the action, suit or proceeding. Upon the receipt of such notice, Assignees, at their own expense, may participate in the defense against such claim, action, suit or proceeding, any negotiations with respect thereto and take all such steps as may be necessary or proper therein. Such participation shall not be deemed to be an admission of liability to the SE Indemnitee or any Assignee with respect to such matter. The SE Indemnitee shall have control of any defense or settlement, except that Assignees may assume and prosecute the defense, with counsel reasonably satisfactory to the SE Indemnitee, if Assignees do not agree to a settlement proposed by the SE Indemnitee and admit its potential liability to the SE Indemnitee hereunder with respect to such matter. Anything to the contrary herein notwithstanding, no SE Indemnitee shall settle any claim, action suit or proceeding with respect to which it is entitled to indemnification under this Section 6 without the joint written consent of Assignees, which consent shall not be unreasonably withheld.
(b)
Assignees’ indemnification obligations shall extend for the longest applicable stature of limitations period; provided that the obligation of Assignees to indemnify any Primary SE Indemnitee for reasonable attorneys’ fees and disbursements sustained, incurred or paid by such Primary SE Indemnitee with respect to any claim asserted or any action, suit or proceeding commenced against such Primary SE Indemnitee shall extend indefinitely.

(c)
Should an indemnification obligation under this provision arise, each Assignee hereby expressly authorize the Successor Entities to set-off such obligation against any distributions payable to such Assignee pursuant to the Plan and remit same to the corresponding SE Indemnitee; provided that if such Assignee shall contest in a writing delivered to the Successor Entities the entitlement of an SE Indemnitee to such indemnification, the Successor Entities shall not make such remittance and shall instead hold such distribution in escrow, separate and apart from other assets of the Successor Entities, until such time as the entitlement of such SE Indemnitee to indemnification is finally determined by a court of competent jurisdiction (and shall make a remittance thereof to Assignee if the SE Indemnitee is finally determined not to be entitled to such indemnification); provide further than any remittance made to an SE Indemnitee pursuant to this Section 6(c) shall be deemed in satisfaction of such Assignee’s indemnification obligations hereunder.

7.   Further Assurances. At any time and from time to time after the date hereof, Assignees and the Successor Entities shall execute and deliver, upon written request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Restated Notice and Indemnity Agreement.
8.   Governing Law. This Restated Notice and Indemnity Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
9.   Multiple Counterparts; Electronic Delivery. This Restated Notice and Indemnity Agreement may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument and each of the said counterparts shall be deemed an original. Delivery of an executed counterpart of this Restated Notice and Indemnity Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Restated Notice and Indemnity Agreement.
10.   Assignability; Binding Effect; Third Parties.
(a)
Except as otherwise set forth in this Restated Notice and Indemnity Agreement, Assignees’ and the Successor Entities’ rights and obligations hereunder may not be assigned or delegated without the prior written consent of the other party. Subject to the preceding sentence, this Agreement is binding upon and will inure to the benefit of each Assignee, the Successor Entities, and each of their respective successors, assigns, heirs and legal representatives.

(b)
Except as otherwise set forth in this Restated Notice and Indemnity Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies arising from this Agreement on any person other than Assignees, the Successor Entities and their respective successors or assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to a party, nor shall any provision of this Agreement give any third party a right of subrogation or action against any party.
11.   Definitions. Except as expressly defined herein, capitalized terms in this Restated Notice and Indemnity Agreement shall have the meaning given them in the Plan or, in the case of  “Affiliate,” the Trust Agreement.
12.   Merger and Integration. This Restated Notice and Indemnity Agreement along with its exhibits modifies and supersedes all other preceding agreements, oral or written, between the Assignees and the Successor Entities and constitutes the entire agreement of the parties regarding the subject matter hereto.
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In Witness Whereof, the parties have executed this Restated Notice and Indemnity Agreement as of the date first written above.
ASSIGNEES (severally and not jointly, except with respect to section 6 hereof):
Life Settlement Liquidity Option, LLC
By: Anchorage Capital Group, L.L.C., its Investment Manager
By: /s/ Jason A. Cohen
Name: Jason A. Cohen Title: Secretary
CFunds Life Settlement, LLC
By: /s/ Gina N. Scianni
Name: Gina N. Scianni Title: Authorized Signatory
PHT:
Life Partners Position Holder Trust
By: /s/ Michael J. Quilling
Name: Michael J. Quilling Title: Trustee
PARTNERSHIP:
Life Partners IRA Holder Partnership, LLC
By: /s/ Michael J. Quilling
Name: Michael J. Quilling Title: Manager